FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

COLUMBIA, MD - May 15, 2019 - GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leading provider of engineering, expert staffing, and simulation software to clients in the power and process industries, today announced financial results for the first quarter (Q1) ended March 31, 2019.
Q1 2019 OVERVIEW
Revenue totaled $22.2 million, compared to $22.9 million in Q1 2018.
Gross profit equaled $4.7 million, compared to $4.9 million in Q1 2018.
Net loss totaled $(4.2) million, or $(0.21) per diluted share, compared to $(1.5) million, or $(0.08) per diluted share, in Q1 2018.

Net loss in Q1 2019 included a non-cash impairment charge of $5.4 million, of which $2.1 million related to goodwill and $3.4 million related to intangible assets, initially recognized through the acquisition of DP Engineering in February 2019.

Adjusted net income[1] equaled $1.7 million, or $0.08 per diluted share, compared to adjusted net income of $0.4 million, or $0.02 per diluted share, in Q1 2018.
Adjusted EBITDA[1] totaled $0.2 million, compared to $0.8 million in Q1 2018.
New orders equaled $14.4 million, compared to $24.7 million in Q1 2018.
At March 31, 2019
Cash and equivalents of $11.3 million, compared to $12.1 million, at December 31, 2018.
Total debt of $22.1 million, compared to $8.5 million, at December 31, 2018.
Working capital of $10.2 million and current ratio of 1.5x.
Backlog of $68.9 million, compared to $69.0 million at December 31, 2018.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “We were disappointed in our first quarter 2019 financial results. While Q1 is traditionally a weaker quarter for our business, we were especially impacted by the conclusion of two significant projects in our NITC segment, the temporary work suspension at DP Engineering, a slow start to the year of True North, higher operating expenses in the quarter related to higher accounting and consultant costs offset by some  savings from our international restructuring. Moreover, the acquisition of DP Engineering in February 2019 resulted in lower than expected contribution to revenue. We continue to work through a prior design modification issue that, under GAAP accounting rules, required us to recognize a material, non-cash impairment."

Mr. Loudermilk concluded, "We expect DP Engineering to contribute positively to GSE’s overall EBITDA once it returns to historic levels of work and we remain confident in the long-term value of this unique asset. Although quarter to quarter variability can be expected given the project nature of our business, the fundamentals of our end markets remain solid and we have taken decisive actions to increase new order flow and backlog in the coming quarters. This quarter’s results are not indicative of the earnings capacity of GSE. We are committed and well positioned to drive improved performance through our strategic set of assets, talented employees and specialized technologies that deliver value-added solutions to the nuclear power industry, which is increasingly recognized throughout the world as a critical source of carbon-free baseload energy.”

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of “adjusted EBITDA” and “adjusted net income”.

Q1 2019 RESULTS
Q1 2019 revenue decreased 3.1% to $22.2 million, from $22.9 million in Q1 2018, due to lower revenue in Nuclear Industry Training and Consulting segment.

(in thousands)	Three months ended
	March 31,
Revenue:	2019	2018
	(unaudited)	(unaudited)
Performance	$12,190	$9,901
NITC	10,004	12,994
Total Contract Revenue	$22,194	$22,895

Performance Improvement Solutions ("Performance") revenue increased 23.1% to $12.2 million in Q1 2019, from $9.9 million in Q1 2018. The increase was mainly driven by an increase of $3.7 million due to the acquisitions of True North and DP Engineering in May 2018 and February 2019, respectively. It was partially offset by a decrease of $0.2 million from international subsidiaries as a result of the Company's restructuring plan and a decrease of $1.2 million in Performance due to major project completion in first quarter of 2019. The Company recorded total Performance orders of $4.6 million and $5.9 million in Q1 2019 and Q1 2018, respectively.

Nuclear Industry Training and Consulting ("NITC") revenue decreased 23.0% to $10.0 million in Q1 2019, from $13.0 million in Q1 2018. The decrease was primarily due to lower staff augmentation needs from two major customers. NITC orders totaled $9.8 million and  $18.8 million in Q1 2019 and Q1 2018, respectively.

Q1 2019 gross profit equaled $4.7 million, or 21.3% of revenue, compared to $4.9 million, or 21.4% of revenue, in Q1 2018.

(in thousands)	Three months ended
	March 31,
Gross profit	2019		2018
	(unaudited)		(unaudited)
Performance	$3,699	30.3%	$3,251	32.8%
NITC	1,037	10.4%	1,647	12.7%
Consolidated Gross Profit	$4,736	21.3%	$4,898	21.4%

Performance gross profit for Q1 2019 was $3.7 million, or 30.3% gross margin, compared to $3.3 million, or 32.8% gross margin, in Q1 2018. The year over year increase in gross profit for Performance for Q1 2019 was primarily driven by the acquisitions of True North and DP Engineering as well as cost savings realized on certain large projects through percentage of completion contracts, which were not expected to recur in the foreseeable future.

NITC gross profit in Q1 2019 was $1.0 million, or 10.4% gross margin, compared to approximately $1.6 million, or 12.7% gross margin, in Q1 2018. The decrease in NITC gross profit margin in Q1 2019 was primarily driven by lower margin from Hyperspring and Absolute projects.

Selling, general and administrative ("SG&A") expenses in Q1 2019 totaled $4.4 million, or 19.9% of revenue, compared to $4.5 million, or 19.8% of revenue, in Q1 2018. The slight decrease in SG&A expenses primarily was due to $1.0 million of additional G&A expenses related to our acquisitions of True North and DP Engineering, $0.6 million of acquisition deal cost, offset by $1.2 million of non-cash change on fair value of contingent consideration and $0.5 million of savings as a result of our international restructuring plan along with other corporate cost saving initiatives.

In Q1 2019, following an event at a DP Engineering customer location and subsequent notice from the customer that the Company would be suspended from receiving new orders for an indeterminate period, the Company recorded a total non-cash impairment charge of approximately $4.3 million to lower the carrying amount of goodwill and intangible assets related to the acquisition of DP Engineering in accordance with U.S. GAAP accounting rules.  The Company has re-started most of its existing work with the client and is cautiously optimistic that new work orders will resume as soon as Q4 2019.

Operating loss was approximately $(6.0) million and $(1.1) million in Q1 2019 and Q1 2018, respectively.

Net loss for Q1 2019 totaled approximately $(4.2) million, or $(0.21) per basic and diluted share, compared to $(1.5) million, or $(0.08) per basic and diluted share, in Q1 2018.

Adjusted net income1, excluding non-cash charges on impairment, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value on derivative instruments, acquisition related expenses, and amortization of intangible assets related to acquisition, was approximately $1.7 million, or $0.08 per diluted share, compared to approximately $0.4 million, or $0.02 per diluted share, in Q1 2018.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") in Q1 2019 was negative $(5.1) million compared to negative $(0.9) million in Q1 2018.

Adjusted EBITDA1, which excludes non-cash charges on impairment, impact of the change in fair value of contingent consideration, stock-based compensation expense, impact of the change in fair value on derivative instruments, and acquisition related expenses, totaled approximately $0.2 million and $0.8 million in Q1 2019 and Q1 2018, respectively.

BACKLOG AND CASH POSITION
Backlog at March 31, 2019, totaled $68.9 million, compared to $69.0 million at December 31, 2018. Backlog at March 31, 2019, included $47.9 million of Performance backlog and $21.0 million of NITC backlog. True North and DP Engineering had approximately $5.7 million and $6.7 million, respectively, of backlog as of March 31, 2019, which was not included in the Company's backlog at March 31, 2018.

GSE’s cash position at March 31, 2019, was $11.3 million, as compared to $12.1 million at December 31, 2018. The change in cash position was primarily driven by the timing difference of cash collection and payments in different periods.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 2019 results as well as other matters.

Interested parties may participate in the call by dialing:
(877) 407-9753 (Domestic)
(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/29839/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through August 15, 2019 at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/29839/indexl.html

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of engineering, expert staffing, and simulation software to clients in the power and process industries. GSE’s products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Maryland, with offices in Alabama, Florida, Colorado, Texas, Arkansas, Louisiana, and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802
GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenue	$22,194	$22,895
Cost of revenue	17,458	17,997
Gross profit	4,736	4,898

Operating expenses:
Selling, general and administrative	4,423	4,527
Research and development	240	329
Restructuring charges	-	917
Loss on impairment	5,464	-
Depreciation	91	103
Amortization of definite-lived intangible assets	509	150
Total operating expenses	10,727	6,026

Operating loss	(5,991)	(1,128)

Interest (expense) income, net	(208)	22
Gain (loss) on derivative instruments, net	93	(156)
Other income, net	22	25
Loss before income taxes	(6,084)	(1,237)
(Benefits) provision for income taxes	(1,848)	259
Net loss	$(4,236)	$(1,496)

Basic loss per common share	$(0.21)	$(0.08)
Diluted loss per common share	$(0.21)	$(0.08)

Weighted average shares outstanding - Basic	19,950,746	19,514,385
Weighted average shares outstanding - Diluted	19,950,746	19,514,385
GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Cash and cash equivalents	$11,346	$12,123
Current assets	31,935	35,000
Total assets	71,424	61,440

Current liabilities	$21,779	$22,330
Long-term liabilities	22,377	7,981
Stockholders' equity	27,268	31,129

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net (loss) income, before taking into account interest expense (income), provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude non-cash loss on impairment, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, and acquisition-related expense. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three months ended
	March 31,
	2019	2018
Net loss	$(4,236)	$(1,496)
Interest expense (income), net	208	(22)
(Benefit) Provision for income taxes	(1,848)	259
Depreciation and amortization	729	371
EBITDA	(5,147)	(888)
Loss on impairment	5,464	-
Impact of the change in fair value of contingent consideration	(1,200)	-
Restructuring charges	-	917
Stock-based compensation expense	597	627
Impact of the change in fair value of derivative instruments	(93)	156
Acquisition-related expense	628	-
Adjusted EBITDA	$249	$812

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude non-cash loss on impairment, impact of the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, and amortization of intangible assets related to acquisitions. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three months ended
	March 31,
	2019	2018
Net loss	$(4,236)	$(1,496)
Loss on impairment	5,464	-
Impact of the change in fair value of contingent consideration	(1,200)	-
Restructuring charges	-	917
Stock-based compensation expense	597	627
Impact of the change in fair value of derivative instruments	(93)	156
Acquisition-related expense	628	-
Amortization of intangible assets related to acquisitions	509	150
Adjusted net income	$1,669	$354

Diluted loss per common share	$(0.21)	$(0.08)
Adjusted earnings per common share – Diluted	$0.08	$0.02

Weighted average shares outstanding - Diluted (a)	20,188,580	19,902,752

(a) During the three months ended March 31, 2019 and 2018, the Company reported both a GAAP net loss and positive adjusted net income. Accordingly, there were 237,834 and 388,367 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation, respectively, that were considered anti-dilutive in determining the GAAP diluted loss per common share.